CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2007, accompanying the consolidated financial statements and schedule II (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), included in the Annual Report of Aetrium Incorporated on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Aetrium Incorporated on Forms S-8 (File No. 33-72656, 333-111747, 333-111748).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
March 23, 2007